SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                   FORM 10-SB


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                  OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)
                     OR 12(g) OF THE SECURITIES ACT OF 1934

                            LAKSHMI ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in its Charter)


              DELAWARE                                95-4738432
      (State or Other Jurisdiction of              (I.R.S. Employer
      Incorporation or Organization)              Identification No.)


              4275 EXECUTIVE SQUARE SUITE 1100, LA JOLLA, CA 92037
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's Telephone Number, Including Area Code: (858) 558-8450


                     Securities to be Registered Pursuant to
                           Section 12(b) of the Act:

                                      None

                     Securities to be Registered Pursuant to
                           Section 12(g) of the Act:

                          Common Stock, $.001 par value
                                (Title of Class)

                            LAKSHMI ENTERPRISES, INC.

                                   FORM 10-SB

                                TABLE OF CONTENTS

                                     PART I

ITEM No.                                                                   Page


Item  1. Description of Business                                             1

Item  2. Management's Discussion and Analysis or Plans of Operation         10

Item  3. Description of Property                                            11

Item  4. Security Ownership of Certain Beneficial Owners and Management     11

Item  5. Directors, Executive Officers, Promoters and Control Persons       12

Item  6. Executive Compensation                                             14

Item  7. Certain Relationships and Related Transactions                     14

Item  8. Description of Securities                                          15

                                     PART II

Item  1. Market Price of and Dividends on the Registrants
           Common Equity and other Shareholder Matters                      16

Item  2. Legal Proceedings                                                  16

Item  3. Changes in and Disagreements with Accountants                      16

Item  4. Recent Sales of Unregistered Securities                            17

Item  5. Indemnification of Directors and Officers                          17

                                    PART F/S

FINANCIAL STATEMENTS                                                        19

                                    PART III

ITEM 1.  INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS                      20

SIGNATURE PAGE                                                              20

                                     PART I


ITEM 1.  DESCRIPTION OF BUSINESS

Lakshmi Enterprises, Inc. ("Lakshmi" or the "Company") was incorporated on
May 9, 1997 under the laws of the State of Delaware. The Company's principal business is in the information technology industry. Lakshmi's objective is to become a leading provider of Internet and electronic commerce professional services and solutions to medium-sized and large businesses. Upon completion of its initial consolidation, the Company will have, through its existing subsidiaries, a comprehensive range of solutions and services, including electronic commerce solutions that improve communication and commerce between businesses and consumers as well as among businesses and their trading partners. The Company plans to focus its efforts on maximizing the opportunities presented by the Internet and electronic commerce to enhance all aspects of its clients' operations, from the front end of their business, creative Website design, to the back end, back-office integration of existing systems and electronic commerce outsourcing creating an end-to-end solution. Professional services offered by the Company will include strategic consulting, interactive media services, Internet-based application development, electronic commerce systems integration and electronic commerce outsourcing ("e-solutions").

The Company's goal is to bring the Internet to Main Street. Critical to its strategy is the belief of Lakshmi's founders that the untapped potential of e-services businesses is in addressing the needs of basic individuals and basic businesses in America's heartland, away from the coasts. Although the Company plans to have established bases in Silicon Alley and Silicon Valley (thus providing access to cutting edge new technologies and key human resource talent), it believes that the real potential lies in cities such as Cleveland, Detroit, and St. Louis. As described in further detail below, much of the marketing and new business development in the e-solutions industry segment is localized often through word of mouth. The Company believes that smaller companies that are located in these geographic regions are better positioned to capture and maintain the e-solutions business of these Lakshmis.

Industry Overview

The rapid growth in the use of the Internet and electronic commerce has revolutionized the way businesses operate and interact with their customers and trading partners. The Internet and electronic commerce have created new channels of communication and distribution that raise the level and increase the speed of interaction between a business and its trading partners and customers. The demand for Internet and electronic commerce services is increasing as more and more companies develop on-line businesses and employ Internet and electronic commerce solutions.

The Internet enables businesses to establish an on-line presence through which they can offer new and complementary products and services to new and existing markets. As a result, businesses have been able to create new sources of revenue, improve customer care and retention and streamline their internal operations by processing orders and payments on-line.

To date, businesses have primarily focused on using Internet and electronic commerce solutions to improve business-to-consumer relationships. However, businesses are increasingly using the Internet and electronic commerce to open cost-effective, reliable, highly efficient channels of communication and commerce with their suppliers and distributors. Internet and electronic commerce solutions can improve the way businesses interact with their trading partners by linking businesses' back-office systems through electronic data interchange, or EDI, and the Internet to trading partners and suppliers.

Businesses  are  increasingly   discovering  that   implementing   Internet  and
electronic commerce solutions is necessary to remain competitive and are demanding end-to-end Internet and electronic commerce solutions that can improve every aspect of their operations. As a result, technology industry research firms predict that the market for Internet and electronic commerce services worldwide will grow significantly over the next few years. International Data Corp. estimates that this market will increase from $4.6 billion in 1997 to $43.7 billion by 2002, which represents a compound annual growth rate of 57%. According to a 1998 Dataquest survey of selected Fortune 1000 companies, 83% of such companies are currently investing, or plan to invest, in Internet solutions and 48% are currently investing, or plan to invest, in electronic commerce solutions.

Most businesses rely on outside specialists to design and develop Internet and electronic commerce solutions for a number of compelling reasons. Because Internet and electronic commerce technologies have developed so rapidly, few businesses have employees with the advanced skills necessary to effectively evaluate and implement these technologies successfully. Given the pressure to get to market quickly, waiting for in-house employees to be trained to use these technologies is not practicable. In addition, hiring trained professionals is difficult because they are in great demand. At the same time, as business challenges grow increasingly complex, so must the Internet and electronic commerce solutions required to address them. Given the significant cost to design, develop, implement, and manage Internet and electronic commerce solutions, businesses cannot afford to expend resources developing solutions themselves. Hiring a firm that provides a comprehensive range of Internet and electronic commerce professional services is often the most efficient and cost-effective solution for many companies.

The Lakshmi Solution

Lakshmi was founded to address the growing need for end-to-end Internet and electronic commerce solutions. The Company plans to offer a comprehensive range of services involving the design, development, implementation and management of Internet and electronic commerce solutions that facilitate and promote communication and commerce between businesses and consumers as well as among businesses and their trading partners. The Company believes that creating an organization focused on e-solutions (rather than merely e-commerce solutions) will enable it to better adapt to the anticipated changes that will shape Internet-related solutions. Key elements of the Lakshmi solution are:

Web Design & Development. The Company's Internet-based application development services will include the development of software applications that are capable of running on the Internet and are written in languages such as Java, C++ and Visual Basic. These services are designed to help client companies rapidly develop highly flexible and cost-effective business applications.

Graphic Branding & Corporate Identity. The creation of any and all of the visual facets of an organization related to the projection of its identity: printed and on-screen communications, technical and promotional information; publications for products, sales and finance; books, magazines and newspapers; the form and labeling of packaging; and integrated sign systems and environmental graphics. The design and development of products, merchandise, packaging and equipment for domestic, commercial and industrial use and consumption: conceptualization and model-making; definition of production details and processes; and research and management of manufacturing and marketing resources.

Interactive media solutions (including video, DVD, and sound). The Company's interactive media capabilities will enable it to measure, on a real-time basis, a client's return on investment for its on-line advertising dollars. Lakshmi's interactive subsidiary will track banner ad performance and collects real-time data on click-through, lead generation, customer acquisition and sales. Based on their analysis of this information, clients will be able to make real-time adjustments to their advertising campaigns to maximize site traffic and reduce the costs of acquiring new customers and generating sales.

Interactive Broadcasting High-end Production. Increased network bandwidth, faster computers and new real-time broadcast streaming technologies have opened the door to the creative and financial power of broadcasting on the Internet. The Company will offer reliable and quality delivery of video and audio over the Internet. It will integrate custom development, platform tools, and unique intellectual properties to enable efficient and cost-effective video and audio integration into client Internet communication programs. The Company will provide digitizing, encoding, storage, production, delivery and consulting services to power Internet video and audio applications, using a variety of encoding techniques, including: MPEG-1, MPEG-2, MPEG-2 VBR, Beta SP (component level) Hi-8, SVHS, 3/4" Umatic, VHS, and 8mm.

Interactive Corporate Communications, marketing and training applications. The primary focus of the Company's interactive media services will be its creative Website design and development, branding, media planning and buying. These services will be designed to maximize client companies' return on their investments in on-line businesses by generating and increasing Website traffic, enhancing user experience and increasing the effectiveness of their marketing efforts. Lakshmi plans to integrate its creative Website design, development and branding services, as well as on-line media buying and planning, on-line ad serving, management, tracking and reporting and on-line promotion and campaign development, into clients' overall solutions.

Corporate Intranet-Extranet Development. Today's companies are finding it more effective to manage their workforces through knowledge sharing. Moreover, secured access extranets allow clients to key in doing develop and give feedback while projects are under development.

Interactive Systems Development and Legacy Systems Integration. Lakshmi's electronic commerce systems integration services will involve the integration of electronic commerce systems with other corporate software and computer-based applications such as websites, accounting systems and Lakshmi resource planning systems or systems which enable a company to manage every aspect of its operations, including financial systems, manufacturing and human resources. These services are designed to rapidly install and integrate Lakshmi's solutions with client companies' existing operations so that Lakshmi's solutions will become an integral part of their critical business systems. Lakshmi will install its solution, convert and initialize all necessary data, perform acceptance testing and put the system into operation.

The Company will also integrate the solution with back-office legacy systems to ensure that each client's critical applications operate seamlessly and with maximum security.

Interactive Catalogues, e-commerce solutions, vendor integration. The Company's anticipated electronic commerce services would help clients rapidly launch and implement electronic commerce solutions and then cost-effectively manage, operate, maintain and continue to develop those solutions. The Company will provide business-to-business outsourcing services such as EDI management and transaction processing. Lakshmi will provide business-to-consumer services such as commerce storefront management, transaction processing, managed Web-hosting and the ongoing management, technical operation, maintenance and development of electronic commerce systems. Additionally, the Company will provide e-commerce-outsourcing services.

Custom software development. Lakshmi will also offer its expertise to clients in interactive and web media solutions in the form of custom software applications. Lakshmi's team of digital media and business experts will provide strategic business consulting to clients in need of a custom e-business solutions defining the goals of the project in advance of development. The consulting team will have the benefit of a network Lakshmi of off the shelf digital media solutions to leverage as a starting point for custom development work. Lakshmi will analyze its client's objectives and provide recommendations on how to proceed outlining a strategy and managing each component of development including design, media production, and programming, to provide a complete solution to the client's project objectives. These capabilities will enable Lakshmi to provide clients with end-to-end Internet and electronic commerce solutions. The services will enable the Company's clients to recognize significant cost and time savings and receive integrated solutions because they can obtain all of the Internet and electronic commerce professional services they need from one company with a single point of contact or interface.

Most significantly, however, Lakshmi aims to bring the Internet to Main Street. Critical to its strategy is the belief of Lakshmi's founders that the untapped potential of e-services businesses is in addressing the needs of basic individuals and basic businesses in America's heartland, away from the coasts. Although the Company plans to have established bases in Silicon Alley and Silicon Valley (thus providing access to cutting edge new technologies and key human resource talent), it believes that the real potential lies in cities such as Cleveland, Detroit, and St. Louis. As described in further detail below, much of the marketing and new business development in the e-solutions industry segment is localized often through word of mouth. The Company believes that smaller companies that are located in these geographic regions are better positioned to capture and maintain the e-solutions business of these Lakshmis.

Execution Strategy

The Company's goal is to become recognized and sought-after provider of Internet and electronic commerce services to medium-sized and large business clients, particularly in the Midwest [and Southeast/Southwest/Plains] state.
[Why these are the right companies.]

In order to achieve its goal, the Company will focus on: (1) identifying acquisition candidates which meet the Company's consolidation or operation criteria; (2) attracting and acquiring companies through implementation of the Company's operating model approach, which the Company believes will differentiate it from other similar situated entities; and (3) achieving operating efficiencies and synergies by combining administrative functions and achieving economies of scale from implementation of, among other things, a single health care program.

Identify and Pursue Strategic Consolidation Opportunities. The Company intends to capitalize upon the consolidation opportunities by acquiring companies with established sales presence's and/or local brand names. The Company believes that the geography in which it will pursue consolidation opportunities are fragmented and often characterized by privately held or family-owned businesses, whose owner/operators desire liquidity and may be unable to gain the scale necessary to access the capital markets effectively or to expand beyond a local or regional base.

In general, the Company plans to acquire smaller companies, or "spokes," in secondary markets surrounding the hubs of Cleveland, Ohio, San Francisco, California, and New York City. Where possible, the operations of the spokes will be integrated into the operations of existing hubs, thereby enabling the Company to achieve the economies of scale necessary to decrease operating cost and increase operating margin. The Company believes that another competitive advantage will be the Company's ability to deploy rapidly its significant financial resources and/or to use its publicly traded stock as consideration in selected acquisitions.

The Company intends to pursue growing markets that are fragmented with no clear market leader and that will benefit from economies of scale. Within such industries, the Company intends to focus on the acquisition of companies having some or all of the following characteristics: (i) stable cash flows and recurring revenue streams from long-term customer relationships; (ii) long-term growth prospects for products and services offered; (iii) a strong "franchise" or presence in the communities served by the acquisition candidate; (iv) an experienced team; (v) an ability to retain, promote, and motivate teams; (vi) favorable demographic trends within the local regions serviced; and (vii) an underpenetrated market for products or services provided by the acquisition candidate. The Company believes that even if consolidation in a market has begun, there may still exist opportunities to create niche businesses within its larger, regional reach.

Additionally, the Company plans to:

Cross Sell Services. Cross-selling of services in order to provide comprehensive solutions to the consolidated entities varied client base will be the foundation of Lakshmi's initial marketing campaign. As Lakshmi integrates the diverse client bases of the companies it plans to acquire, it will take advantage of opportunities to cross-sell its services to existing clients. Part of the integration and consolidation methodology will be to train every member of the Company's sales force to cross-sell the entire range of anticipated services. In addition, Lakshmi will create uniform marketing and sales materials that will describe the wide range of services that the Company intends to offer and position Lakshmi as a leading provider of end-to-end Internet and electronic commerce solutions.

Differentiate Through Corporate Democracy. The Company believes that its implementation of corporate democracy will give the Company a competitive advantage over rival consolidators in attracting, buying and integrating acquired companies. The Company's business model entails both a decentralized management philosophy and a centralized operating approach. Each of the acquired companies will continue to manage all functions that touch the customer, including sales, marketing, and customer service. The Company will manage functions such as purchasing, accounting, human resources, and finance centrally where it can leverage its size and scale. Principles of corporate democracy that will be used by the Company include:

Control by Owner/Operator. The corporate democracy approach to consolidation is designed to allow the owners and operators who have built an acquired company to retain operational control of the business while the Company centralizes certain administrative functions to provide benefits from operating efficiencies and synergies resulting from the consolidation of the acquired company into a larger Lakshmi. This is in contrast to the traditional consolidation approach used by other consolidators in which the owner/operators and their employees are often relieved of management responsibility as a result of a complete centralization of management in the consolidated Lakshmi.

Think Consolidated, Act Local Management. The Company plans to provide strategic oversight and guidance with respect to acquisitions, financing, marketing, and operations. At the same time, managers of acquired companies will be responsible for the day-to-day operations of each of the acquired companies. As part of its Think Consolidated, Act Local management strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local or acquired management teams. The Company believes that this decentralized management philosophy results in better customer service by allowing local management the flexibility to implement policies and make decisions based upon the needs and desires of local customers and the context of local market conditions. The decentralized sales and customer contact also facilitates the retention of historical customers of the acquired companies.

Local Business Identity, Management and Sales Organization. The corporate democracy approach to consolidation permits the Company to capitalize on the strength of the owner/operator's connection to his locality, region, or community by maintaining the original name of the acquired company in the given geographic location. This contrasts with other consolidation approaches which often eliminate the local name of the acquired company and replace it with a single or "national" business name. The Company believes that many customers purchase products and services based upon long-term commercial relationships. The Company believes that corporate democracy best preserves the business customer relationships by, in most circumstances, retaining the management, sales organizations, and brand name identity of acquired companies and minimizing operational changes that adversely affect the customer.

Use of Stock as Currency and Incentive Compensation. The Company intends to structure many of its acquisitions using the Company's stock as currency. This use of stock as acquisition currency, coupled with the retention of experienced owner/operators and established sales organizations, creates a high percentage of employee ownership and strong incentives for good performance. The Company believes that this stock ownership plan, in conjunction with the implementation of incentive compensation programs geared to specific performance goals, will help to align the objectives of the acquired companies managers and employees with those of the Company's stockholders.

Achieve Operating Efficiencies. The Company believes that it will be able to achieve certain operating efficiencies and synergies among its acquired companies. Such operating efficiencies include:

Combining Administrative Functions. The Company will seek to institute a Company-wide management information system and to combine at the corporate level certain administrative functions, such as financial reporting and finance, insurance, employee benefits, and legal support.

Using Hub and Spoke System to Eliminate Redundant Facilities and Service. The hub and spoke strategy involves using larger, established, high-quality company in a targeted geographic area into which the facilities and operations of local, smaller acquired companies, or "spokes", are folded, allowing the elimination of redundant facilities and reducing overhead.

Implementing Strategic Marketing and Cross-Functional Selling. The Company believes that, with respect to certain vertical functions in the target and related industries that may be consolidated by the Company, it may achieve certain efficiencies through strategic marketing plans to be shared by acquired companies as well as selling products and services that are not part of the company or its consolidated operating companies. These synergies of strategic marketing and outselling may allow additional services to be provided or goods to be sold, resulting in additional revenues for the Company. These synergies may also provide broader geographic sales and service reach for each of the acquired companies, increasing the customer base of the acquired companies.

Competition

The markets for Internet and electronic commerce professional services are relatively new, intensely competitive, quickly evolving and subject to rapid technological change. The Company expects competition to continue and intensify in the foreseeable future.

Lakshmi expects that its competitors will fall into five major categories:

(1) Internet professional services providers, such as Agency.com, AppNet, iXL, Proxicom, Razorfish, Scient, Think New Ideas, US Interactive, USWeb/CKS and Viant;

(1) large information technology consulting services providers, such as Andersen Consulting, Cambridge Technology Partners, CSC, EDS, IBM, and Sapient;

(1) interactive advertising agencies, such as Darwin Digital, Giant Step, Grey Interactive, Modem Media, Poppe Tyson and Thunderhouse;

(1) electronic  commerce  software and service  providers,  such as BroadVision,
Harbinger,   Open  Market  and  Sterling  Commerce;   and  Internet  access  and
value-added service providers, such as Abovenet, Exodus and Frontier/ Global.

The Company believes it can distinguish itself from its competitors by offering its clients end-to-end Internet and electronic commerce solutions. Additionally, Lakshmi believes it can compete effectively on the basis of a comprehensive range of services, technical expertise, creative talent, brand or name recognition and the speed, reliability and price of the services to be provided. However, some of the Company's anticipated competitors have already begun to offer a variety of Internet and electronic commerce professional services or have begun their own consolidations and acquisitions, rather than specialize in one particular area, and several others have announced their intention to do so. These companies may continue to expand their operations so that they offer a full range of business-to-business and business-to-consumer Internet and electronic commerce professional services and products.


ITEM 2.  MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

RESULTS OF OPERATIONS

         The  following   discussion  and  analysis  below  should  be  read  in
conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Registration Statement. For the period since inception (May 9, 1997) through June 30, 1999, during the Company's development stage, the Company has a positive cash balance of $12.00 and has generated a net loss of ($19,988).

FINANCIAL CONDITION AND LIQUIDITY

         The Company has limited liquidity and has an ongoing need to finance its activities. To date, the Company currently has funded these cash requirements by offering and selling its Common Stock, and has issued 750,000 shares of Common Stock for net proceeds of $20,010.00


ITEM 3.  DESCRIPTION OF PROPERTIES

         The Company's executive and administrative offices are located at 4275 Executive Square Suite 1100, La Jolla, California, 92037. Except for one month's payment, the Company pays no rent for use of the office and does not believe that it will require any additional office space in the foreseeable future in order to carry out its plan of operations described herein. Such shareholder has agreed to continue this arrangement until the Company completes an acquisition or merger.


ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of the date hereof by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock; (ii) each director; (iii) each executive officer listed in the Summary Compensation Table in Item 6 of this Form 10; and (iv) all directors and executive officers as a group. Unless otherwise indicted, each of the following stockholders has sole voting and investment power with respect to the shares beneficially owned, except to the extent that such authority is shared by spouses under applicable law.

                                            Amount of            Percentage of
Name and Address of                         Beneficial            Outstanding
Beneficial Owner (1)                        Ownership                Shares
-------------------                         ----------           -------------


Appletree Investment Company, Ltd            750,000(2)               100.00%

PageOne Business Productions, LLC            562,500                   75.00%

Timothy Hipsher                                    0                     -

Laurie Scheer                                      0                     -

James Walters                                562,500(3)                75.00%

All officers and directors as a group        562,500(3)                75.00%
(3 persons)

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

------------------------


(1) Unless otherwise indicated, the address of each beneficial owner is in the care of Lakshmi Enterprises, Inc., 4275 Executive Square Suite 1100, La Jolla, CA 92037.

(2) Consists of 187,500 shares held of record by Appletree Investment Company, Ltd., an Isle of Man corporation, and 562,500 shares held of record by PageOne Business Productions, LLC, a Delaware limited liability company, of which Appletree is a managing member.

(3) Consists solely of 562,500 shares of common stock held by PageOne Business Productions, LLC, a Delaware limited liability company, of which Mr. Walters is a managing member.


ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The names of the directors and executive officers of the Company, as well as their respective ages and positions with the Company, are as follows:

Name                               Age           Position


Timothy Hipsher                     44           Director, President

Laurie Scheer                       34           Director, Vice President and
                                                  Secretary

James F. Walters                    45           Director, Treasurer and Chief
                                                  Financial Officer


         Timothy Hipsher has been the President of the Company since April 1999. From April 1995, Mr. Hipsher has served as a Partner of Rubicon Capital Corp, a merchant bank focused on small to mid-cap technology companies. From April 1996 to January 1997, Mr. Hipsher served as a consultant with Webcentric Communications, Inc., an Internet telecommunications company providing creative audio and video conferencing solutions; from January 1994 to July 1995, he served as a Director of Cranefield International, Inc., a Canadian-based forestry products company employing innovative and sustainable development in South and Central America; from March 1993 to May 1996, he served as a Director of Lodestar Explorations Inc., a mining exploration company developing properties in North and South America; from January 1992 to January 1994, he served as Vice President of AFF Automated Fast Foods Ltd., a robotics technology company specializing in the delivery and preparation of food for the vending industry; from July 1991 to January 1993, he served as a Director of Infinicom International Corp., a company specializing in the production of infomercial sales campaigns; from January 1990 to May 1991, he served as a Director of Protech Enviro Solutions, Corp., a manufacturer of collection and recycling equipment for toxic chemicals used in the dry cleaning business; from October 1988 to January 1990, he served as a Vice President and Director of Foxx Petroleum Products, Inc., a company packaging and distributing petroleum products to gasoline retailers; and from January 1988 to January 1989, he served as a Director of Soil Technologies, Inc., a manufacturer of Bio-Tech organism used to promote growth in agricultural applications.

     Mr. Hipsher received his B.S. degree in Economics from the University of Illinois in 1971, and formerly was a securities licensee.

     Laurie Scheer has served as the Director, Vice President and Secretary of the Company since its inception. Prior to that, she served as a business consultant to various U.S. corporations.


     James F. Walters has served as the Treasurer and Chief Financial Officer of the Company since its inception. Mr. Walters joined Kellogg & Andelson as an accountant in 1976, was elected a partner in 1980, was promoted to Managing Partner in 1984, and elected Chairman of the Board of Kellogg & Andelson Accountancy Corporation in 1995. As Chairman, Mr. Walters is currently responsible for the overall management of the 80-person firm. Mr. Walters has assisted the firm's clients in connection with the preparation of their initial public offerings, private finance, merger, acquisition and restructuring strategies. He continues to be an active consultant in the many phases of client business operations, such as operational control systems, general management and capital funding, servicing middle market companies in many different industries, including aerospace, mail order, entertainment, high tech, retail, import/export, graphic design, business management, plastics and publishing.

     Mr. Walters previously served as a member of the Board of Directors of Kistler Aerospace, a manufacturer of reusable rockets that deliver satellites into orbit, and was instrumental in the initial financing of that company. Mr. Walters also serves as a member of the Board of Directors of California Fitnuts, Inc., a start-up company which produces, through a patented process, nuts that have 50% less fat. In addition, Mr. Walters has founded, owned and managed companies in the commercial photography, corporate events, auto repair and concrete molding industries.

     Mr. Walters received an M.B.A. degree from Pepperdine University (Malibu, California) in 1981, and a B.S. degree in Accounting from California State University, Northridge (CSUN) in 1976.

     Directors of the Company are elected annually by the stockholders of the Company to serve for a term of one year or until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors subject to any rights under employment agreements. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No other compensation is, or will be, paid to directors for services rendered as directors. From the Company's inception to the date of this filing, there have been no meetings of the Company's Board of Directors. Other actions of the Company's Board of Directors were taken pursuant to unanimous written consents. There are no family relationships between any directors or officers of the Company.

ITEM 6.  EXECUTIVE COMPENSATION

         Consistent with our present policy, no director or executive officer of Lakshmi receives compensation for services rendered to the company. Payment will occur at such time as proceeds are available through financing and sufficient cash flow. However, such persons are entitled to be reimbursed for expenses incurred by them in pursuit of Lakshmi's business objectives.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

         The Company does not have any officer or director stock option plan. The Company intends to incorporate one after a public offering.

The Company does not have an employee stock option plan. (ESOP). The Company intends to incorporate one after a public offering.

                           SUMMARY COMPENSATION TABLE
                                Annual Compensation                                   Long Term Compensation
                      ----------------------------------------------     ------------------------------------------------
(a)                   (b)       (c)           (d)           (e)            (f)            g)       (h)         (i)
                                                             Other        Restricted
                                                             Annual         Stock      Options     LTIP        All Other
Position              Year      Salary ($)    Bonuses($)   Compensation     Awards       SARs    Payouts ($)  Compensation
--------              ----      ----------    ----------   ------------  ----------    -------   -----------  ------------
None

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         There were no option/SAR Grants in the last fiscal year.

COMPENSATION OF DIRECTORS

         The Company's directors serve without compensation.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         None.

ITEM 8.           DESCRIPTION OF SECURITIES

         Lakshmi's Restated Certificate of Incorporation provides for an authorized capital stock of 100,000,000 shares of Common Stock, $.001 par value (the "Common Stock"), and 8,000,000 shares of Preferred Stock, $.001 par value (the "Preferred Stock"). At June 30, 1999, the Company had 750,000 shares of Common Stock issued and outstanding. At such date, there were no shares of Preferred Stock issued and outstanding.

COMMON STOCK

         Each share of Common Stock entitles the holder thereof to one vote for each share on all matters submitted to the stockholders. The Common Stock is not subject to redemption or to liability for further calls. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and to share pro rata in any distribution to stockholders. The stockholders have no conversion, preemptive or other subscription rights. Shares of authorized and unissued Common Stock are issuable by the Board of Directors without any further stockholder approval.

PREFERRED STOCK

         The Board of Directors is authorized, without further action by the stockholders, to issue from time to time shares of Preferred Stock in one or more classes or series and to fix the designations, voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions) and certain other rights and preferences of the Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. As of the date of this Prospectus, the Company has no plan or arrangement for the issuance of any shares of Preferred Stock.

TRANSFER AGENT

The Company has appointed American Securities Transfer and Trust as the transfer agent and registrar of the Common Stock.

                                     PART II

ITEM 1.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is not presently traded on an established public trading market.

         Following the filing on this Form 10, the Company anticipates that it will submit its Common Stock for listing on the OTC Electronic Bulletin Board.


         The number of record holders of the Company's Common Stock as of June 30, 1999 was two, inclusive of those brokerage firms and/or clearing houses holding the Company's common shares for their clientele (with each such brokerage house and/or clearing house being considered as one holder). The aggregate number of shares of Common Stock outstanding as of June 30, 1999 was 750,000.


         The Company has not declared or paid any cash dividends on its Common Stock and does not intend to declare any dividends in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, and such other factors as the Board of Directors may consider. In addition, if the Company is able to negotiate new credit facilities, such facilities may include restrictions on the Company's ability to pay dividends.


ITEM 2.  LEGAL PROCEEDINGS

         There are no pending legal proceedings to which the Company is a party or to which any of the Company's assets or properties are subject.


ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         Weinberg & Company, P.A., Certified Public Accountants ("Weinberg"), has served as the Company's principal accountant since inception. There were no accounting or auditing disagreements between the Company and Weinberg.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES

         In June 1997 and in April 1999, the Company issued unregistered securities to the initial shareholders of the Company resulting in the issuance and delivery of 1,500 shares and 500 shares of the Company's Common Stock to PageOne Business Productions, LLC, and Appletree Investment Company, Ltd., respectively. Such securities were issued for aggregate consideration totalling $20,010 pursuant to the exemptions from registration provided under the Delaware General Corporation Law and the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for issuances of securities not involving any public offering.

         The following table sets forth the names of the recipients and amounts received in connection with said transactions:

                                                    Number of Shares of
         Name of Stockholder                        Common Stock Acquired
         -------------------                        ---------------------
         PageOne Business                                  1,500
         Productions, LLC

         Appletree Investment                                500
         Company, Ltd.


ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have fiduciary duties to the Company that are not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for action leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, the Company intends to maintain liability insurance for its officers and directors.

         Section 145 of the DGCL permits the Company to, and the Certificate of Incorporation provides that the Company may, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other Lakshmis (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Such right of indemnification shall inure to such individuals whether or not the claim asserted is based on matters that antedate the adoption of the Certificate of Incorporation. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Certificate of Incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by the Certificate of Incorporation, by any agreement, by vote of stockholders, by resolution of directors, by provision of law or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL relating to unlawful dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Section 102(b)(7) of the DGCL is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. The Company believes this provision will assist it in securing the services of qualified directors who are not employees of the Company. This provision has no effect on the availability of equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

                                    PART F/S

                            LAKSHMI ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS




PAGE        1       INDEPENDENT AUDITORS' REPORT

PAGE        2       BALANCE SHEET AS OF DECEMBER 31, 1999

PAGE        3       STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
                    AND FOR THE PERIOD FROM MAY 9, 1997 (INCEPTION) TO
                    DECEMBER 31, 1999

PAGE        4       STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY FOR THE
                    PERIOD FROM MAY 9, 1997 (INCEPTION) TO DECEMBER 31, 1999

PAGE        5       STATEMENT OF CASH FLOW FOR THE YEAR ENDED DECEMBER 31, 1999
                    AND FOR THE PERIOD FROM MAY 9, 1997 (INCEPTION) TO
                    DECEMBER 31, 1999

PAGES   6 - 8       NOTES TO FINANCIAL STATEMENTS

                                AUDITOR'S REPORT




To the Board of Directors of:
 Lakshmi Enterprises, Inc.

We have audited the accompanying balance sheet of Lakshmi Enterprises, Inc. (a Development Stage Company) as of December 31, 1999 and the related statements of operations, changes in stockholders' deficiency and cash flows for the year then ended and for the period from May 9, 1997 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Lakshmi Enterprises, Inc. (a development stage company) for the year ended December 31, 1999, and the results of its operations and its cash flows for the year then ended and for the period from May 9, 1997 (inception) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company is a development stage company without operations and has an operating loss of $27,549 and a working capital deficiency of $7,539. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                            WEINBERG & COMPANY, P.A.

Boca Raton, Florida
February 7, 2000



                                       F/S-1

                            LAKSHMI ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                DECEMBER 31, 1999


4

                                  ASSETS

CURRENT ASSETS
   Cash                                                      $       -

TOTAL ASSETS                                                 $       -
------------                                                 =============




                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

LIABILITIES                                                  $        -
   Loan payable to principal stockholder                             7,539
                                                               -----------

STOCKHOLDERS' DEFICIENCY

   Preferred stock, $0.001 par value, 8,000,000
    share authorized, none issued and  outstanding                    -
   Common stock, $0.001 par value, 100,000,000
    shares authorized, 750,000 issued and outstanding                  750
   Additional paid-in capital                                       19,260
   Accumulated deficit during development stage                    (27,549)
                                                               -----------

TOTAL STOCKHOLDERS' DEFICIENCY                                      (7,539)
                                                               -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
------------------------------------
DEFICIENCY                                                       $       -
----------                                                     ===========





                 See accompanying notes to financial statements

                                      F/S-2

                            LAKSHMI ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS



                                             YEAR ENDED          MAY 9, 1997
                                            DECEMBER 31,       (INCEPTION) TO
                                                1999         DECEMBER 31, 1999
                                           -------------     -----------------

REVENUES                                   $        -          $       -
                                           -------------     -----------------
EXPENSES

   Accounting fees                                 4,000              4,000
   Bank charges                                      161                161
   Consulting fees                                13,888             13,888
   Legal fees                                      7,250              7,250
   Rent                                            1,500              1,500
   Stock transfer fee                                750                750
                                           -------------     -----------------
NET LOSS                                   $     (27,549)      $    (27,549)
--------                                   =============     =================

   Net loss per share - basic and
     diluted                               $       (0.04)      $      (0.06)
                                           =============      ================
   Weighted average number of shares
     outstanding during the period -
     basic and diluted                            652,397            483,289
                                           ==============      ===============














                 See accompanying notes to financial statements

                                      F/S-3

                            LAKSHMI ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
        FOR THE PERIOD FROM MAY 9, 1997 (INCEPTION) TO DECEMBER 31, 1999



                                                                                 ACCUMULATED
                                                                                   DEFICIT
                                                                 ADDITIONAL        DURING
                                        COMMON STOCK              PAID-IN        DEVELOPMENT
                                    SHARES         AMOUNT         CAPITAL           STAGE            TOTAL
                                   --------      ---------      -----------    --------------    -------------

   Common stock issued for cash     375,000      $     375      $     (365)    $       -                  10
                                   --------      ---------      -----------    --------------    -------------

   Balance, December 31, 1997       375,000      $     375      $     (365)    $       -                  10
                                   --------      ---------      -----------    --------------    -------------

   Balance, December 31, 1998       375,000      $     375      $     (365)    $       -                  10

   Common stock issued for cash     375,000      $     375      $   19,625     $       -              20,000

   Net loss for the year ended
    December 31, 1999                  -              -               -             (27,549)         (27,549)
                                   --------      ---------      -----------    --------------    -------------

BALANCE, DECEMBER 31, 1999          750,000      $     750      $   19,260     $    (27,549)     $    (7,539)
--------------------------         ========      =========      ===========    ==============    =============










                 See accompanying notes to financial statements


                                      F/S-4

                            LAKSHMI ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS





                                                                MAY 9, 1999
                                               YEAR ENDED      (INCEPTION) TO
                                                DECEMBER         DECEMBER 31,
                                                31, 1999           1999
                                             ------------      --------------
Cash flows from operating activities
   Net loss                                  $  (27,549)       $    (27,549)
   Decrease in accounts receivable                   10                  10
                                             ------------      --------------
   Net cash used in operating activities        (27,539)            (27,539)

Cash flows from financing activities
   Proceeds from issuance of common stock        20,000              20,000
   Loan proceeds from principal
     stockholder                                  7,539               7,539
                                             ------------      --------------

   Net cash provided by financing
    activities                                   27,539              27,539
                                             ------------      --------------

NET INCREASE IN CASH                               -                   -

CASH AND CASH EQUIVALENTS -
 BEGINNING                                         -                   -
                                             ------------      --------------

CASH AND CASH EQUIVALENTS -
 ENDING                                       $     -           $       -
                                             ============      ==============








                 See accompanying notes to financial statements

                                      F/S-5

                            LAKSHMI ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1999


NOTE  1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------    ------------------------------------------

           (A) Organization and Description of Business

               Lakshmi Enterprises, Inc. (a development stage company) (the "Company") was incorporated in the State of Delaware on May 9, 1997 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination. At December 31, 1999, the Company had not yet commenced any formal business operations, and all activity to date relates to the Company's formation and fund raising,

               The Company's ability to commence operations is contingent upon its ability to identify a prospective target business and raise the additional capital it will require through the issuance of equity securities, debt securities, bank borrowings or a combination thereof.

          (B)  Use of Estimates

               In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

          (C)  Cash and Cash Equivalents

               For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.


                                      F/S-6

                            LAKSHMI ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1999


NOTE  1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
-------    ------------------------------------------

          (D)  Income Taxes

               The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("Statement
               No.109"). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current income tax expense due to the Company's operating losses. The deferred tax asset of approximately $4,140 arising from the Company's net operating loss carryforward at December 31, 1999 has been fully offset by a valuation allowance.

          (E)  Earnings Per Share

               Net loss per common share for the year ended December 31, 1999 and for the period from May 9, 1997 (inception) to December 31, 1999 is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128 "Earnings Per Share". There were no common stock equivalents outstanding at December 31, 1999.

NOTE  2   LOAN PAYABLE TO PRINCIPAL STOCKHOLDER
-------   -------------------------------------

          The loan payable to principal stockholder is a non-interest-bearing loan payable to PageOne Business Productions, LLC. The amount is due and payable on demand.

NOTE  3   STOCKHOLDERS' EQUITY
-------   --------------------

          The Company was originally authorized to issue 2,000 shares of common stock at no par value. The Company issued 500 and 1,500 shares to AppleTree Investment Company, Ltd. and PageOne Business Productions, LLC, respectively.

                                      F/S-7

                            LAKSHMI ENTERPRISES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1999


NOTE  3    STOCKHOLDERS' EQUITY (Continued)
-------    --------------------

          Management subsequently filed an amendment to the articles of incorporation with the State of Delaware, which increases the number of authorized common shares to 100,000,000, effected a 375 to 1 split of the 2000 previously issued common shares and created 8,000,000 authorized shares of preferred stock, of which the issuance, rights and other terms are to be determined by the Company's Board of Directors. In addition, the par value of the common stock was changed to $0.001 per share and the par value of the new preferred stock was set at $0.001 per share.

          The financial statements at December 31, 1999 give retroactive effect to common stock split, new authorized share amounts, and par values enumerated in the amended certificate of incorporation.


NOTE  4   GOING CONCERN
-------   -------------

          As reflected in the accompanying financial statements, the Company had a net loss of $27,549, a working capital deficiency of $7,539 and has not generated any revenues since it does not yet have an operating business. The ability of the Company to continue as a going concern is dependant on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

          The Company intends to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition, or other business combination. Management believes that actions presently being taken provide the opportunity for the Company to continue as a going concern.





                                      F/S-8

                                    PART III

ITEM 1.  INDEX TO EXHIBITS


Exhibit No.       Description


3.1               Certificate of Incorporation *
3.2               Restated Certificate of Incorporation *
3.3               Bylaws *
27                Financial Data Schedule

         *  previously filed




                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            LAKSHMI ENTERPRISES, INC.,

Amendment No. 1                             By: /s/ Timothy Hipsher
February 3, 2000                            ------------------------------------
                                            Timothy Hipsher, President







                                       20